Exhibit 10.2

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT is made as of the _____ day of ___________, 201___ (the “Grant Date”) by and between Chicken Soup for the Soul Entertainment, Inc., a Delaware corporation (the “Company”), and ___________________ (“Grantee”).

WHEREAS, Grantee is an employee of the Company or one of its parent companies, subsidiaries or affiliates (all such parent companies, subsidiaries and affiliates together with the Company, “CSS”), as identified on the signature page hereto;

WHEREAS, pursuant to the terms and conditions of the Company’s 2017 Long Term Incentive Plan (the “Plan”), the Board of Directors of the Company (the “Board”) authorized the grant to Grantee of an option (the “Option”) to purchase an aggregate of _________ shares of the authorized but unissued Class A common stock of the Company, $.0001 par value (“Common Stock”), conditioned upon Grantee’s acceptance thereof upon the terms and conditions set forth in this Agreement and subject to the terms of the Plan (capitalized terms used herein and not otherwise defined have the meanings set forth in the Plan); and

WHEREAS, Grantee desires to acquire the Option on the terms and conditions set forth in this Agreement and subject to the terms of the Plan;

IT IS AGREED:

1.           Grant of Stock Option. The Company hereby grants to Grantee the right and option to purchase all or any part of an aggregate of ________ shares of the Common Stock (the “Option Shares”) on the terms and conditions set forth herein and subject to the provisions of the Plan.

2.           Incentive Stock Option; Non-Qualified Option. The Option represented hereby is intended to be an Option that qualifies as an “Incentive Stock Option” to the extent permitted under the Plan and Section 422 of the Internal Revenue Code of 1986, as amended, and to the extent any portion of the Option does not so qualify, such portion shall be deemed a Non-qualified Stock Option. Accordingly, assuming Grantee has no Incentive Stock Options other than hereunder, all of the Option Shares vesting each year shall be deemed Incentive Option Shares. To the extent that the aggregate Fair Market Value (determined on the Grant Date) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by Grantee during any calendar year (under all plans of the Company and its affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-qualified Stock Options.

3.           Exercise Price. The exercise price (the “Exercise Price”) of the Option is $6.50 per share, subject to adjustment as hereinafter provided.

4.           Exercisability. Subject to the terms and conditions of the Plan and this Agreement, this Option shall vest and become exercisable over a _______-year period beginning on the Grant Date on a quarterly basis (twelve quarters) such that ________ of the Option Shares becomes vested on the last day of each calendar quarter beginning ____________, 201___; provided, however, that _______ of the Option Shares shall be deemed vested in the final tranche. After a portion of the Option becomes exercisable, it shall remain exercisable except as otherwise provided herein, until the close of business on the day that is _______ years from the Grant Date (the “Exercise Period”).

5.           Effect of Termination of Employment.

5.1.        Termination Due to Death. If Grantee’s employment by CSS terminates by reason of death, the portion of the Option, if any, that was exercisable as of the date of death may thereafter be exercised by the legal representative of the estate or by the legatee of Grantee under the will of Grantee for a period of one year from the date of such death or until the expiration of the Exercise Period, whichever period is then shorter. The portion of the Option, if any, which was not exercisable as of the date of death shall immediately terminate upon death.

5.2.        Termination Due to Disability. If Grantee’s employment by CSS terminates by reason of Disability, the portion of the Option, if any, that was exercisable as of the date of termination of employment may thereafter be exercised by Grantee or legal representative for a period of one year from the date of such termination or until the expiration of the Exercise Period, whichever period is then shorter. The portion of the Option, if any, which was not exercisable as of the date of Disability shall immediately terminate upon disability.

5.3.        Termination Due to Normal Retirement. If Grantee’s employment by CSS terminates due to Normal Retirement, then the portion of the Option that was exercisable as of the date of termination of employment may, in the case of a Non-Qualified Stock Option, be exercised for a period of one year from the date of such termination, or in the case of an Incentive Stock Option, for a period of three months from the date of such termination or, in each case, until the expiration of the Option, whichever period is then shorter. The portion of the Option not yet exercisable on the date of termination of employment shall immediately expire.

5.4.        Termination by CSS Without Cause or by Grantee with Good Reason. If Grantee’s employment is terminated by CSS without “Cause” (as defined in any employment agreement between Grantee and CSS or, if no employment agreement, as defined below) or by Grantee for “Good Reason” (as defined in any employment agreement between Grantee and CSS or, if no employment agreement, as defined below), then the portion of the Option that was exercisable as of the date of termination of employment may be exercised for a period of three months from the date of such termination or until the expiration of the Exercise Period, whichever is then shorter. The portion of the Option not yet exercisable on the date of termination of employment shall immediately expire.

5.4.1.      As used herein, “Cause” shall mean: (a) the refusal or failure by Grantee to carry out specific directions of the Grantee’s supervisor which are of a material nature and consistent with Grantee’s position at CSS; (b) the commission by Grantee of a material breach of any of the provisions of any agreement with CSS or of any written policies or procedures of CSS; (c) fraud or dishonest action by Grantee in Grantee’s relations with CSS (“dishonest” for these purposes shall mean Employees knowingly or recklessly making a material misstatement or omission for his personal benefit); or (d) the conviction of Grantee of a felony under federal or state law. Notwithstanding the foregoing, no “Cause” shall be deemed to exist with respect to Grantee’s acts described in clauses (a) or (b) above, unless CSS shall have given written notice to Grantee within a period not to exceed ten (10) calendar days of the initial existence of the occurrence, specifying the “Cause” with reasonable particularity and, within thirty (30) calendar days after such notice, Grantee shall not have cured or eliminated the problem or thing giving rise to such “Cause”; provided, however, no more than two cure periods need be provided during any twelve-month period.

5.4.2.      As used herein, “Good Reason” shall mean the occurrence of any of the following circumstances without Grantee’s prior written consent: (a) a substantial and material adverse change in Grantee’s title, duties or responsibilities with CSS that represents a demotion from his title, duties, compensation or responsibilities as in effect immediately prior to such change; (b) a material breach of this Agreement by CSS; (c) a relocation of CSS’s principal offices to a location more than 30 miles away from Cos Cob, Connecticut; or (d) a failure by CSS to make any payment to Grantee when due, unless the payment is not material and is being contested by CSS in good faith. Notwithstanding the foregoing, “Good Reason,” for purposes of clauses (a) and (b) of this Section 5.4.2, shall not exist unless (x) within 10 days of first learning of the event(s) purporting to constitute Good Reason, Grantee delivers written notice to CSS that specifically identifies such event(s); (y) if curable, CSS fails to cure any such event within 30 days after the date of such notice; and (z) Grantee terminates his employment by written notice within 30 days following the end of such cure period.

5.5.        Other Termination.

5.5.1.      If Grantee’s employment is terminated for any reason other than (i) death, (ii) Disability, (iii) Normal Retirement, (iv) without Cause by CSS or (v) by Grantee for Good Reason, the Option shall expire on the date of termination of employment.

5.5.2.      In the event Grantee’s employment is terminated by CSS for Cause or by Grantee without Good Reason, the Board, in its sole discretion, may annul any award granted hereunder and require Grantee to return to the Company the economic value of any award that was realized or obtained by Grantee at any time during the period beginning on that date that is six months prior to the date Grantee’s employment with the Company is terminated. In such event, Grantee agrees to remit to the Company (through the payment of cash, return and transfer to the Company of shares of Common Stock or by other methods determined by the Committee (as defined in the Plan) an amount equal to the difference between the Fair Market Value (as defined in the Plan) of the Option Shares on the date of termination (or, if lower than such Fair Market Value, the sales price of such shares if the shares were sold during such six month period) and the price Grantee paid the Company for such shares.

5.6.        Competing With CSS. If Grantee’s employment with CSS is terminated for any reason whatsoever, and Grantee (i) within three months after the date thereof, accepts employment with any competitor of, or otherwise engages in competition with, CSS, (ii) within two years after the date thereof, solicits any customers or employees of CSS to do business with or render services to Grantee or any business with which Grantee becomes affiliated or to which Grantee renders services or (iii) at any time uses or discloses to anyone outside CSS any confidential information or material of CSS in violation of CSS’s policies or any agreement between Grantee and CSS, the Committee, in its sole discretion, may require Grantee to return to the Company (through the payment of cash, return and transfer to the Company of shares of Common Stock or by other methods determined by the Committee) the economic value that was realized or obtained by Grantee with respect to the Option Shares at any time during the period beginning on the date that is six months prior to the date Grantee’s employment with the Company is terminated; provided, however, that if Grantee is a resident of the State of California, such right must be exercised by the Company within six months after the date of termination of Grantee’s service to the Company, or within six months after exercise of the applicable Stock Option, whichever is later. In such event, Grantee agrees to remit to the Company, in cash, an amount equal to the difference between the Fair Market Value of the Option Shares subject to the award on the date of termination (or, if lower than such Fair Market Value, the sales price of such shares if the shares were sold during such six month period) and the price Grantee paid the Company for such shares.

6.           Withholding Tax. Not later than the date as of which an amount first becomes includible in the gross income of Grantee for Federal income tax purposes with respect to the Option, Grantee shall pay to the Company, or make arrangements satisfactory to the Board regarding the payment of, any Federal, state and local taxes of any kind required by law to be withheld or paid with respect to such amount (“Withholding Tax”). The obligations of the Company under the Plan and pursuant to this Agreement shall be conditioned upon such payment or arrangements with the Company and the Company shall, to the extent permitted by law, have the right to deduct any Withholding Taxes from any payment of any kind otherwise due to Grantee from the Company.

7.           Adjustments. In the event of any change in the shares of Common Stock of the Company as a whole occurring as the result of a common stock split, or reverse split, common stock dividend payable on shares of Common Stock, combination or exchange of shares, or other extraordinary or unusual event occurring after the grant of the Option, the Board shall determine, in its sole discretion, whether such change equitably requires an adjustment in the terms of this Option or the aggregate number of shares reserved for issuance under the Plan. Any such adjustments will be made by the Board, whose determination will be final, binding and conclusive.

8.           Method of Exercise.

8.1.        Notice to the Company. The Option shall be exercised in whole or in part by written notice in substantially the form attached hereto as Exhibit A directed to the Company at its principal place of business accompanied by full payment as hereinafter provided of the exercise price for the number of Option Shares specified in the notice and of the Withholding Taxes, if any.

8.2.        Delivery of Option Shares. The Company shall deliver a certificate for the Option Shares to Grantee as soon as practicable after payment therefor.

8.3.        Payment of Purchase Price.

8.3.1.      Cash Payment. Grantee shall make cash payments by wire transfer, certified or bank check or personal check, in each case payable to the order of the Company; the Company shall not be required to deliver certificates for Option Shares until the Company has confirmed the receipt of good and available funds in payment of the purchase price thereof.

8.3.2.      Cashless Payment. Subject to Section 8.3.4, and provided that prior approval of the Company has been obtained (which approval may be denied or granted in the Company’s sole discretion), Grantee may use Common Stock of the Company owned by him to pay the purchase price for the Option Shares by delivery of stock certificates in negotiable form which are effective to transfer good and valid title thereto to the Company, free of any liens or encumbrances. Shares of Common Stock used for this purpose shall be valued at the Fair Market Value. The Company may, in its sole discretion, permit Grantee to elect to pay the Exercise Price upon the exercise of a Stock Option by irrevocably authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon exercise of the Stock Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any Withholding Tax resulting from such exercise.

8.3.3.      Payment of Withholding Tax. Any required Withholding Tax may be paid in cash or with Common Stock in accordance with Sections 8.3.1 and 8.3.2.

8.3.4.      Exchange Act Compliance. Notwithstanding the foregoing, the Company may not approve payment in the form of Common Stock, if in the opinion of counsel for the Company, (i) it could result in an event of “recapture” under Section 16(b) of the Securities Exchange Act of 1934; (ii) such shares of Common Stock may not be sold or transferred to the Company; or (iii) such transfer could create legal difficulties for the Company.

9.           Transfer. Except as may be set forth in the next sentence of this Section, the Option shall not be transferable by Grantee other than by will or by the laws of descent and distribution, and the Option shall be exercisable, during Grantee’s lifetime, only by Grantee (or, to the extent of legal incapacity or incompetency, Grantee’s guardian or legal representative). Notwithstanding the foregoing, Grantee, with the approval of the Board, may transfer all or a portion of the Option (i) (A) by gift, for no consideration, or (B) pursuant to a domestic relations order, in either case, to or for the benefit of Grantee’s “Immediate Family” (as defined below), or (ii) to an entity in which Grantee and/or members of Grantee’s Immediate Family own more than fifty percent of the voting interest, in exchange for an interest in that entity, subject to such limits as the Board may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer. The term “Immediate Family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing Grantee’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent beneficial interest, and a foundation in which these persons (or Grantee) control the management of the assets. Notwithstanding the foregoing, the Board may, in its sole discretion, permit transfer of an Incentive Stock Option in a manner consistent with applicable tax and securities law upon Grantee’s request.

10.         Company Representations. The Company hereby represents and warrants to Grantee that:

10.1.      the Company, by appropriate and all required action, is duly authorized to enter into this Agreement and consummate all of the transactions contemplated hereunder; and

10.2.      the Option Shares, when issued and delivered by the Company to Grantee in accordance with the terms and conditions hereof, will be duly and validly issued and fully paid and non-assessable.

11.         Grantee Representations. Grantee hereby represents and warrants to the Company that:

11.1.      he is acquiring the Option and shall acquire the Option Shares for his own account and not with a view towards the distribution thereof;

11.2.      he has received a copy of the Plan as in effect as of the date of this Agreement;

11.3.      he has received a copy of all reports and documents required to be filed by the Company with the Securities and Exchange Commission pursuant to the Exchange Act, within the last 24 months and all reports issued by the Company to its stockholders;

11.4.      he understands that he is subject to the Company’s Insider Trading Policy and has received a copy of such policy as of the date of this Agreement;

11.5.      he understands that he must bear the economic risk of the investment in the Option Shares, which cannot be sold by him unless they are registered under the Securities Act of 1933 (“1933 Act”) or an exemption therefrom is available thereunder and that the Company is under no obligation to register the Option Shares for sale under the 1933 Act;

11.6.      in his position with CSS, he has had both the opportunity to ask questions and receive answers from the officers and directors of the Company and all persons acting on its behalf concerning the terms and conditions of the offer made hereunder and to obtain any additional information to the extent the Company possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of the information obtained pursuant to Section 11.3 above;

11.7.      he is aware that the Company shall place stop transfer orders with its transfer agent against the transfer of the Option Shares in the absence of registration under the 1933 Act or an exemption therefrom as provided herein; and

11.8.      if, at the time of issuance of the Option Shares, the issuance of such shares have not been registered under the 1933 Act, the certificates evidencing the Option Shares shall bear the following legend:

“The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933. The shares may not be sold or transferred in the absence of such registration or an exemption therefrom under said Act.”

11.9.      As a condition for receiving any award, Grantee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this paragraph by and among CSS exclusively for implementing, administering and managing Grantee’s participation in the Plan. CSS may hold certain personal information about Grantee to implement, manage and administer the Plan and awards, including Grantee’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any shares held in the Company or its Parent, Subsidiaries and Affiliates; and award details, (collectively, the “Data”). The Company and its Parent, Subsidiaries and Affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage Grantee’s participation in the Plan, and the Company and its Subsidiaries and Affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in Grantee’s country, or elsewhere, and Grantee’s country may have different data privacy laws and protections than the recipients’ country. By accepting an award, Grantee authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage Grantee’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or Grantee may elect to deposit any shares. The Data related to Grantee will be held only as long as necessary to implement, administer, and manage Grantee’s participation in the Plan. Grantee may, at any time, view the Data that CSS holds regarding Grantee, request additional information about the storage and processing of the Data regarding Grantee, recommend any necessary corrections to the Data regarding Grantee or refuse or withdraw the consents in this Section 11.9 in writing, without cost, by contacting the local human resources representative. The Company may cancel Grantee’s ability to participate in the Plan and, in the Company’s discretion, Grantee may be required to forfeit any outstanding awards if Grantee refuses or withdraws the consents in this Section 11.9. For more information on the consequences of refusing or withdrawing consent, Grantee may contact the Company’s human resources representative.

11.10.    Grantee acknowledges and agrees that the Board’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.

12.         Restriction on Transfer of Option Shares. Anything in this Agreement to the contrary notwithstanding, Grantee hereby agrees that he shall not sell, transfer by any means or otherwise dispose of the Option Shares acquired by him unless (i) the Option Shares are registered under the 1933 Act, or in the event that they are not so registered, an exemption from the 1933 Act registration requirements is available thereunder and Grantee has furnished the Company with notice of such proposed transfer and the Company’s legal counsel, in its reasonable opinion, shall deem such proposed transfer to be so exempt, and (ii) such transfer is in compliance with the Company’s Insider Trading Policy, as in effect at such time.

13.         Miscellaneous.

13.1.      Notices. All notices, requests, deliveries, payments, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be either delivered personally or sent by registered or certified mail, or by private courier to the parties at their respective addresses set forth herein, or to such other address as either party shall have specified by notice in writing to the other. Notice shall be deemed duly given hereunder when delivered or mailed as provided herein.

13.2.      Conflicts with the Plan. In the event of a conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall in all respects be controlling.

13.3.      Grantee and Stockholder Rights. Grantee shall not have any of the rights of a stockholder with respect to the Option Shares until such shares have been issued after the due exercise of the Option. Nothing contained in this Agreement shall be deemed to confer upon Grantee any right to continued employment with CSS, nor shall it interfere in any way with the right of CSS to terminate Grantee.

13.4.      Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

13.5.      Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended except by writing executed by Grantee and the Company.

13.6.      Binding Effect; Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

13.7.      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to choice of law provisions).

13.8.      Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above:

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT, INC.

By:
Name:
Title:

GRANTEE:

Signature

Name:

Address:

Employer:

EXHIBIT A

FORM OF NOTICE OF EXERCISE OF OPTION

DATE

Chicken Soup for the Soul Entertainment, Inc.

Attention: General Counsel

Re:	Purchase of Option Shares

Gentlemen:

In accordance with my Stock Option Agreement, dated as of ____________, 201____, with Chicken Soup for the Soul Entertainment, Inc. (“Company”), under the Company’s 2017 Long Term Incentive Plan, I hereby irrevocably elect to exercise the right to purchase _____________ shares of the Company’s Class A common stock, par value $.0001 per share (“Common Stock”), which are being purchased for investment and not for resale. ______ of the shares will be purchased under my Incentive Options and _______ of the shares will be purchased under my Non-qualified Options.

As payment for my shares, enclosed is (check and complete applicable boxes):

☐	a ☐personal check or ☐certified check or ☐ bank check payable to the order of “Chicken Soup for the Soul Entertainment, Inc.” in the sum of $_____________;

☐	confirmation of wire transfer in the amount of $_____________; and/or

☐	with the consent of the Company, a certificate for _____________ shares of the Company’s Common Stock, free and clear of any encumbrances, duly endorsed, having a Fair Market Value (as such term is defined in the 2017 Long Term Incentive Plan) of $_____________.

I hereby represent and warrant to, and agree with, the Company that all representations and warranties made by me in Section 11 of my Stock Option Agreement are deemed made again on the date hereof and are true and correct in all respects.

Kindly forward to me my certificate at your earliest convenience.

Very truly yours,

(Signature)	(Address)

(Print Name)	(Address)

(Social Security Number)